Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2018, relating to the financial statements and financial statement schedules of Valmont Industries, Inc., and the effectiveness of Valmont Industries, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Valmont Industries, Inc. for the year ended December 30, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/DELOITTE & TOUCHE LLP

Omaha, Nebraska
May 15, 2018